Exhibit 6.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of March 28, 2025, by and between (i) MY RACEHORSE CA LLC, Series Margarita Friday 19, a Nevada series limited liability company (“Seller” or “My Racehorse”), and (ii) WINSTAR FARM, LLC (“Winstar”), GLEN HILL FARM, LLC (“Glen Hill”), and BSW BLOODSTOCK (“BSW”) (each a “Purchaser” and collectively, “Purchasers”).

RECITALS

A.Seller is the sole owner of the Thoroughbred Colt STRAIGHT NO CHASER (dk. b. h. 2019) by SPEIGHTSTER out of MARGARITA FRIDAY by JOHANNESBURG (the “Colt”).

B.Purchasers have agreed to purchase from Seller and Seller has agreed to sell to Purchasers an undivided seventy-five percent (75%) interest (the “Breeding Interest”) in and to the Breeding Qualities (as defined herein, with each Purchaser purchasing twenty-five percent (25%) thereof, all in accordance with the terms and conditions contained in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals, the mutual covenants, conditions, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of the Breeding Interest. At Closing (as defined herein) Seller shall sell the Breeding Interest to Purchaser and Purchaser shall purchase the Breeding Interest from Seller upon the terms and conditions contained in this Agreement. Purchaser is not purchasing any Racing Qualities (as defined herein) and the Racing Qualities of the Colt shall, subject to the terms of this Agreement, remain the sole property of Seller.

For purposes of this Agreement, the term “Racing Qualities” shall mean any and all racing qualities attributable to the Colt, including any and all ownership rights with respect to the Colt during the Colt’s racing career, the right to receive income from racing, including, without limitation, purse money, bonuses and incentives attributable to the Colt during his racing career, the right to participate in the management of the Colt’s racing career, the obligation to pay expenses attributable to the training, care, maintenance and upkeep of the Colt during his racing career, including, without limitation, all training expenses, farrier expenses, veterinary expenses, transportation expenses, entry fees, and trainer, jockey, agent and other fees and expenses attributable to the Colt during his racing career, the right to receive trophies and other prizes from the Colt’s racing career, and the right to otherwise deal in or with the Colt with respect to racing matters throughout his racing career. Notwithstanding anything contained in this Agreement to the contrary, immediately upon the retirement of the Colt from racing in accordance with this Agreement, the Racing Qualities shall automatically extinguish, any and all right, title and interest in and to the Racing Qualities shall automatically become eliminated and the Breeding Qualities shall represent the entire ownership interest in and to the Colt, all without any further action on behalf of Seller, Purchasers or any third party. Immediately upon the retirement of the Colt from racing, Seller shall cause the Jockey Club Certificate of Foal Registration for the Colt (whether in physical or electronic form, as applicable) to be duly endorsed by Seller or if applicable by the duly appointed Certificate Manager for the Colt, together with all other information necessary or appropriate to effectuate the transfer of the registration of the Colt to Purchaser and delivered to Purchaser.

For purposes of this Agreement, the term “Breeding Qualities” shall mean any and all breeding qualities attributable to the Colt, including any and all ownership rights with respect to the Colt following the Colt’s retirement from racing, the right to breed mares to the Colt, the right to manage the breeding career of the Colt following the Colt’s retirement from racing, the right to sell nominations, receive income and otherwise deal with the Colt at all times following the Colt’s retirement from racing and the obligation to pay expenses attributable to the care, keep and management of the Colt following its retirement from racing, in each case in accordance with and subject to this Agreement. Following the Colt’s retirement from racing, the Breeding Qualities shall constitute the entire ownership in and to the Colt without any further action on behalf of Seller, Purchaser or any third party.

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2. Purchase Price for the Breeding Interest. Subject to any adjustments set forth in Section 3 below, the purchase price for the Breeding Interest shall be equal to One Million Three Hundred Twelve Thousand Five Hundred Dollars (USD $1,312,500) (the “Base Purchase Price”) in addition to any Purchase Price Adjustments (as defined herein). One half (50%) of the Base Purchase Price shall be paid by Purchasers via wire transfer of immediately available funds to an account designated by Seller within seven (days) of Closing, which amount shall not be refundable for any reason. The balance of the Base Purchase Price (50%) shall be paid by wire transfer of immediately available funds to an account designated by Seller within seven (7) days of the date of retirement of the Colt from racing; provided, that in the event Purchasers fail to so pay any portion of the balance of the Base Purchase Price or any portion of any earned Purchase Price Adjustments (as defined below) as and when due, this Agreement shall be terminable at Seller’s sole discretion and if Seller elects to so terminate this Agreement, notwithstanding anything in this Agreement to the contrary, Seller shall retain the portion of the Base Purchase Price and any Purchase Price Adjustments already paid by Purchasers and title and ownership of the Breeding Interest shall immediately and automatically revert back to Seller and Purchasers’ rights and interest hereunder shall automatically extinguish.

3. Purchase Price Adjustments. In the event any of the conditions set forth in this Section 3 occur, the Purchase Price shall be increased by the amounts set forth in this Section 3 (each of which shall be referred to as a “Purchase Price Adjustment” and collectively, the “Purchase Price Adjustments”). Purchasers shall pay each Purchase Price Adjustment earned by the Colt, if any, by wire transfer of immediately available funds to an account designated by Seller within seven (7) business days following the date in which the purse applicable to such Purchase Price Adjustment is distributed to Seller (in the case of the Purchase Price Adjustment set forth in Section 3.1, payment will be due following the 2025 Breeders’ Cup World Championship Sprint).

3.1 2025 Dubai Golden Shaheen and the 2025 Breeders’ Cup World Championship Sprint. In the event the Colt is declared the Official Winner (as defined herein) of the 2025 Dubai Golden Shaheen and the 2025 Breeders’ Cup World Championship Sprint, the Purchase Price shall be increased by an amount equal to Five Hundred Sixty-Two Thousand Five Hundred Dollars (USD $562,500).

3.2 2025 Eclipse Award for Male Sprinter. Should the Colt fail to earn the Purchase Price Adjustment set forth in Section 3.1, but wins the Eclipse Award for Male Sprinter for the 2025 racing year (which is typically awarded in January 2026), the Purchase Price shall be increased by an amount equal to One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500).

For the avoidance of doubt, the parties understand and agree that the maximum total of the Purchase Price Adjustments under this Agreement shall be an amount equal to Five Hundred Sixty-Two Thousand Five Hundred Dollars (USD $562,500).

For purposes of this Agreement, the term “Official Winner” shall mean that the Colt is declared the official winner of the race by the racing authority and is not subsequently disqualified as a result of an inquiry or a medication violation.

4. Conditions Precedent. Purchase and sale of the Breeding Interest and Purchasers’ obligation to pay Seller the Purchase Price shall be subject to the following conditions precedent:

4.1 Veterinary and Physical Examination. Purchasers have conducted veterinary and physical examinations of the Colt to be performed and the results of such examinations are acceptable to Purchasers.

4.2 Insurability. At Closing, the Colt shall be fully insurable for congenital first year infertility, all risks of mortality and against permanent infertility as a result of accident, sickness and disease (AS&D), insurance with underwriters acceptable to Purchasers at standard rates.

4.3 Representations and Warranties. The representations, warranties and covenants of Seller contained in Section 5 shall be true and correct as of Closing.

4.4 Deliveries of Seller. All documents required to be delivered by Seller shall be executed and delivered by Seller at Closing.

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5. Representations and Warranties of Seller. Seller hereby represents, warrants and covenants to Purchasers as follows:

5.1 Binding Obligation. This Agreement is a valid, binding obligation of Seller, enforceable in accordance with its terms.

5.2 Clear Title. Seller owns good and marketable title in and to the Breeding Interest which will be conveyed by the delivery of a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”). There are no third parties who have any claims or interests in and to the Colt including, without limitation, any claims or rights to acquire the Colt or any interest therein, any claims or rights to any income earned by the Colt during its breeding career or any claims or rights to any rights to breed mares to the Colt at any time in the future other than as set forth in this Agreement. There are no rights of first refusal, options to purchase, transfer restrictions or other contractual or other limitations on the ability of Seller to transfer the Breeding Interest as set forth herein or for Purchaser to acquire the Breeding Interest as set forth herein.

5.3 No Liens. There are no liens, claims, charges, pledges, leases, hypothecations, security or other interests or encumbrances on, against or in connection with the Breeding Interest or which will attach to the Breeding Interest, upon completion of the transactions described in this Agreement.

5.4 Pedigree. The pedigree of the Colt is as set forth in the Recitals.

5.5 DISCLAIMER. SELLER MAKES NO WARRANTIES, EXCEPT AS STATED HEREIN, EITHER EXPRESS OR IMPLIED, AND AS TO ANY OTHER EVENT, COVENANT, CONDITION OR OCCURRENCE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF SOUNDNESS, HEALTH, CONFORMATION OR REPRODUCTIVE QUALITIES OR SOUNDNESS OF THE COLT, OR ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COLT, ALL OF SUCH WARRANTIES BEING SPECIFICALLY DISCLAIMED AND BUYER THEREFORE ACCEPTS THE INTEREST AT CLOSING ON AN “AS IS” AND “WITH ALL FAULTS” BASIS.

6. Representations and Warranties of Purchasers. Purchasers hereby warrant and represent to Seller that:

6.1 Binding Obligation. This Agreement is a valid, binding obligation of each Purchaser, enforceable in accordance with its terms.

6.2 Purpose of Purchase. Purchasers are purchasing the Breeding Interest for breeding purposes only.

7. Covenants and Additional Agreements.

7.1 Retirement. The Colt shall be retired from racing immediately following the conclusion of the 2025 Breeders’ Cup World Championships.

7.2 Syndicate Agreement. During the Colt’s breeding career, it will stand at Winstar Farm in accordance with the terms and conditions of the STRAIGHT NO CHASER Syndicate Agreement in substantially the form attached hereto as Exhibit B (the “Syndicate Agreement”). Ownership of the Colt following Closing shall be governed by and shall be subject to the terms and conditions set forth in this Agreement and the Syndicate Agreement. Each of the Purchasers and Seller agree to execute and deliver the Syndicate Agreement at Closing.

7.3 Breeding Rights. The Syndicate Agreement shall provide for a total of eight (8) lifetime breeding rights (the “Breeding Rights”), three (3) of which shall be reserved for My Racehorse, two (2) of which shall be reserved for Dan Blacker, and (1) of which is reserved for each of Winstar, Glen Hill, and BSW. The Breeding Rights shall be fully transferable and may be sold or otherwise transferred as provided for in the Syndicate Agreement. Each Breeding Right shall be the right to breed one (1) Thoroughbred mare to the Colt during each Northern Hemisphere breeding season in which the Colt stands at stud, which right shall be noncumulative from year to year, for the breeding lifetime of the Colt. The owner of any Breeding Right shall not have any ownership interest in the Colt and shall not pay any expenses of maintaining the Colt by reason of its ownership of the Breeding Right.

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7.4 Sales Tax. Purchasers are purchasing the Breeding Interest for breeding purposes only. Purchasers and Seller believe an exemption from sales tax exists under applicable law. Purchasers and Seller agree to cooperate and take all reasonable actions to finalize purchase and sale of the Breeding Interest in a manner that qualifies for an exemption from any applicable sales tax; provided, however, if any sales or use tax is assessed as a result of the purchase and sale of the Breeding Interest, such sales and use tax shall be paid and remitted by Purchasers. Purchasers shall indemnify, defend and hold harmless Seller from and any all claims (including reasonable attorneys’ fees) relating to the payment of any sales or use taxes attributable to the purchase and sale of the Breeding Interest pursuant to this Agreement.

7.5 Commissions. Should any person or entity be entitled to any commission as a result of the sale of the Breeding Interest pursuant hereto, payment of such amount shall be the sole responsibility of the party whose actions gave rise to the obligation to pay such amount, and each party agrees to indemnify and hold harmless the other party from and against any loss, damage, claim, cause of action, or expense (including without limitation reasonable attorneys’ fees) arising from the failure of such party to pay any such amount owing by such party under this Section 5. Purchasers and Seller represent and warrant each to the other that each have fully complied with the statutory requirements set forth in KRS 230.357 et seq. and agree to indemnify and hold harmless and indemnify the other for any liability incurred as a result the breach of this warranty by either Purchasers or Seller resulting in liability being assessed against the non-breaching party for the acts of the other found to have committed such breach.

8. Closing.

8.1 Place and Date of Closing; Risk of Loss. Closing of the purchase and sale of the Breeding Interest (the “Closing”) will be held within forty-eight (48) hours following the satisfaction of the conditions precedent set forth in Section 4, at such date and time as the parties may mutually agree, but in no event later than 2:00PM Eastern on March 28, 2025 unless the parties mutually agree otherwise . Upon Seller’s delivery of the items set forth in Section 8.2 and Purchasers’ delivery of the items set forth in Section 8.3, the Closing will be completed and Purchasers shall be deemed to have accepted delivery of the Breeding Interest. Title to, and all risks of loss (including injury or mortality) with respect to the Breeding Interest will pass from Seller to Purchasers upon the completion of the Closing in accordance with this Section 8.

8.2 Deliveries of Seller. At Closing, Seller shall cause to be delivered:

(a) Bill of Sale. The Bill of Sale, duly executed by Seller;

(b) Syndicate Agreement. The Syndicate Agreement, duly executed by Seller; and

(c) Other Documents. Such other documents or instruments as Purchasers may reasonably request to consummate the Closing.

8.3 Deliveries of Purchaser. At Closing, Purchasers shall deliver to Seller:

(a) Bill of Sale. The Bill of Sale, duly executed by Purchasers; and

(b) Syndicate Agreement. The Syndicate Agreement, duly executed by Purchasers and Winstar Farm, LLC (as Syndicate Manager); and

(c) Other Documents. Such other documents or instruments as Seller may reasonably request to consummate the Closing.

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9. Confidentiality. Except as set forth in Section 10, neither Purchasers nor Seller shall disclose the existence of this Agreement, any terms or conditions of this Agreement or any information disclosed in connection with the negotiation, execution and delivery of this Agreement or the consummation of the transactions contemplated this Agreement (collectively, the “Confidential Information”) to any person or entity, except to such party’s respective officers, directors, employees, agents, representatives and advisors who: (a) need to know the Confidential Information to assist in the consummation of the transactions contemplated hereby; (b) are informed of the confidential nature of the Confidential Information; and (c) are subject to confidentiality duties or obligations to such Purchasers or Seller, as applicable, that are no less restrictive than the terms of this Section. Notwithstanding the foregoing, Purchasers may disclose this Agreement and its terms to third party purchasers in which Purchasers are selling Fractional Interests (as defined in the Syndicate Agreement) for purposes of such purchasers evaluating whether to purchase such Fractional Interests and either Purchasers or Seller may disclose the Confidential Information under applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”), provided that, prior to making such disclosure pursuant to a Legal Order, the party subject to such Legal Order shall provide the other party with: (x) to the extent not prohibited by applicable law or such Legal Order, prompt written notice of such requirement so that such party may seek a protective order or other remedy; and (y) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations. In addition, notwithstanding the restrictions set forth in this Section, Purchaser may disclose the terms of this Agreement to potential third-party purchasers for the purposes of selling Fractional Interests (as defined in the Syndicate Agreement) in and to the Colt under the Syndicate Agreement. Purchasers and Seller shall be responsible to the other and shall indemnify (including attorneys’ fees), defend and hold harmless the other, for any breach of this Section.

10. Press Releases and Public Announcements. Purchasers and Seller shall cooperate on the information to be contained in a joint press release to be issued at such time and in such manner as are determined by Purchasers and Seller. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other party. Notwithstanding the foregoing or the confidentiality provisions of Section 9, above, the Purchasers acknowledge and agrees that Seller has certain periodic reporting obligations under Rule 257 of the U.S. Securities Act of 1933, as amended (the “Securities Act’), which require disclosure and filing of this Agreement, the Syndicate Agreement, the exhibits thereto and the material terms thereof as well as a duty to Seller’s members to provide such material updates from time-to-time as may be required by its governing documents.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to Seller:	My Racehorse CA LLC, Margarita Friday 19
2546 Fortune Avenue, Suite 110
Lexington, KY 40509
Attention: Michael Behrens
Email:

If to Purchasers	Winstar Farm, LLC
[ADDRESS]
Attention:
Email:

12. Miscellaneous.

12.1 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and/or oral, among such parties. All of the terms of this Agreement shall be binding upon the respective successors, heirs, legal representatives and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties and their respective heirs, successors, legal representatives and assigns.

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12.2 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof. Any shall any single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.3 Arbitration. If a disagreement exists among the parties to this Agreement concerning the Colt or relating to the relationships, rights, duties, or obligations under this Agreement (a “Dispute”), any one of the disputants may require the other parties to submit the Dispute to arbitration if good faith negotiations among the parties do not resolve the Dispute. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures: (a) all proceedings before the arbitrators shall be held in Fayette County, Kentucky or such other more convenient location as the arbitrator may select; (b) the arbitration shall be held before a single arbitrator who shall be designated in accordance with the Rules, provided such arbitrator shall have knowledge of and experience in the Thoroughbred horse industry; (c) the costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrator; (d) the award rendered by the arbitrator shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; and (e) the existence and resolution of the arbitration shall be kept confidential by the parties and by the arbitrator, except as required by law or may be necessary in connection with the enforcement of the award.

12.4 Governing Law and Submission to Jurisdiction. This Agreement and any and all other documents or instruments referred to herein shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Kentucky in each case located in the city of Lexington and county of Fayette, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, nothing contained in this Agreement shall limit or shall be construed to limit the arbitration provisions set forth in Section 12.3 and the parties hereto acknowledge and agree that such arbitration provisions are the sole and exclusive remedy of the parties with respect to any claims made under this Agreement or the transactions contemplated by this Agreement.

12.5 Counterparts and Facsimile and Email Signatures. This Agreement and any and all other documents or instruments referred to herein may be executed with counterparts signatures all of which taken together shall constitute an original without the necessity of all parties signing each documents. This Agreement may also be executed by signatures to facsimile or email transmittal documents in lieu of original or machine generated or copied documents.

12.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement as a whole or any other provision therein.

12.7 Headings. The captions used in this Agreement are inserted only for the convenience of the parties and do not constitute a part of this Agreement.

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12.8 Further Actions. Each party hereto agrees that such party will take or cause to be taken such further actions, and will execute, deliver and file, or cause to be executed, delivered and filed, such further documents, instruments and consents, as may be necessary or as may be reasonably requested by any other party in order to effectuate fully the purposes, terms and conditions of this Agreement and the Bill of Sale, whether before, at or after the date hereof.

IN WITNESS WHEREOF, this Agreement has been executed by Seller and Purchaser effective as of the date first above written.

SELLER:	MY RACEHORSE CA LLC, Series Margarita Friday 19, a Nevada Series Limited Liability Company

By: Experiential Squared, Inc., a
Delaware corporation
Its: Manager

By:/s/ Michael Behrens Name: Michael Behrens Title: Chief Executive Officer

PURCHASERS:	WINSTAR FARM, LLC

By:/s/ Elliott Walden Name: Elliott Walden Title: CEO

GLEN HILL FARM, LLC

By: /s/ Craig Bernick Name: Craig Bernick Title:_______________________

BSW BLOODSTOCK, LLC

By: /s/ Bradley Weisbord Name: Bradley Weisbord Title: Sole Member / President

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EXHIBIT A

Bill of Sale

See attached.

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BILL OF SALE

THIS BILL OF SALE (the “Bill of Sale”) is made and entered into as of the __ day of ___________, 2025, by and between (i) MY RACEHORSE CA LLC, Series Margarita Friday 19, a Nevada series limited liability company (“Seller” or “My Racehorse”), and (ii) WINSTAR FARM, LLC (“Winstar”), GLEN HILL FARM, LLC (“Glen Hill”), and BSW BLOODSTOCK (“BSW”) (each a “Purchaser” and collectively, “Purchasers”).

W I T N E S S E T H:

1. Sale of Breeding Interest. Subject and pursuant to the terms, provisions and conditions of that certain Purchase and Sale Agreement among the parties hereto dated effective as of March ___, 2025 (the “Agreement”), Seller hereby grants, conveys, transfers, bargains and sells to Purchasers an undivided 75% interest in and to the Breeding Qualities (as defined in the Agreement) of the Thoroughbred colt STRAIGHT NO CHASER (dk. b. h. 2019) by SPEIGHTSTER out of MARGARITA FRIDAY by JOHANNESBURG (the “Colt”).

2. Representations, Warranties and Covenants. The representations, warranties and covenants of Seller and Purchasers set forth in the Agreement are incorporated by reference in this Bill of Sale as of the date of this Bill of Sale as if set forth in full herein.

3. Governing Law and Submission to Jurisdiction. This Agreement and any and all other documents or instruments referred to herein shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Kentucky in each case located in the city of Lexington and county of Fayette, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

4. Effect of Agreement. This Bill of Sale is not intended to modify, enlarge or restrict the rights and obligations of the parties to the Agreement, and, to the extent that any provision of this Bill of Sale is inconsistent with the Agreement, the provisions of the Agreement shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Bill of Sale has been executed by Seller and Purchasers effective as of the date first above written.

SELLER:	MY RACEHORSE CA LLC, Series Margarita Friday 19, a Nevada Series Limited Liability Company
By: Experiential Squared, Inc., a
Delaware corporation
Its: Manager

By:________________________ Name: Michael Behrens Title: Chief Executive Officer

PURCHASERS:	WINSTAR FARM, LLC

By:________________________ Name: ______________________ Title:_______________________

GLEN HILL FARM, LLC

By: ________________________ Name: ______________________ Title: _______________________

BSW BLOODSTOCK, LLC

By: ________________________ Name: ______________________ Title: _______________________

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EXHIBIT B

Syndicate Agreement

See attached.

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STRAIGHT NO CHASER CO-OWNERSHIP AGREEMENT

This STRAIGHT NO CHASER CO-OWNERSHIP AGREEMENT is made and entered into as of the effective date (“Effective Date”) as defined in Section 9.6 below, by and among WinStar Farm, LLC, a Kentucky limited liability company, 3001 Pisgah Pike, Versailles, Kentucky 50383 (“WinStar”) and the (“Syndicate Manager”), My Racehorse CA LLC, Series Margarita Friday 19 (“MRH”), Glen Hill Farm, LLC, 5001 S.W. 27th Avenue, Ocala, Florida 34471 (“Glen Hill”) and BSW Bloodstock, LLC, 838 East High Street, Suite 253, Lexington, Kentucky 40502 (“BSW”) (hereinafter together WinStar, MRH, Glen Hill and BSW are sometimes hereinafter also referred to as the “Initial Owners”).

The parties desire to provide for the co-ownership and management of the Thoroughbred Stallion STRAIGHT NO CHASER (2019) by SPEIGHTSTER out of MARGARITA FRIDAY by JOHANNESBURG (hereinafter “STRAIGHT NO CHASER” and “the Stallion”). Accordingly, the parties hereby agree as follows:

1.	OWNERSHIP RIGHTS AND OBLIGATIONS.

1.1 Fractional Interests. Ownership of STRAIGHT NO CHASER shall be divided into and represented by forty-eight (48) fractional ownership interests (“Fractional Interests”) which shall be numbered 1 through 48. The owner of a Fractional Interest, including each Initial Owner, is hereinafter also called an “Owner.” Each Owner of a Fractional Interest shall be a member of the “STRAIGHT NO CHASER Syndicate.” Ownership of the Fractional Interests is originally vested, as follows: Fractional Interests Numbers 1 through 12, WinStar; Fractional Interests Numbers 13 through 24, MRM; Fractional Interests 25 through 36, Glen Hill and Fractional Interests Numbers 37 through 48, BSW.

The use of the term “Syndicate” refers to the aggregate of the Owners as tenants-in-common pursuant to this Agreement and is solely for convenience, and is not intended, and shall not be deemed to imply that such Syndicate constitutes a partnership, association, or legal entity. Each Fractional Interest shall not be capable of further division and only a full Fractional Interest shall have any rights hereunder. If a Fractional Interest is owned by two or more persons, the Syndicate Manager shall be entitled to rely upon any one of such persons or entities, or none of them, with respect to any matter related to such Fractional Interest.

1.2 Nominations. During each breeding season STRAIGHT NO CHASER stands at stud, one “Nomination” shall be allocated to each Fractional Interest. During the first, second, third and fourth breeding seasons STRAIGHT NO CHASER stands at stud, one Nomination shall be allocated to each Fractional Interest and one additional Nomination shall be allocated to a Fractional Interest if such Owner has used one Nomination attributable to such Fractional Interest in such year and has at least a 25% economic interest in the resulting foal of the mare nominated. The additional Nomination must be used in such year by such Owner for the breeding of a mare which results in at least a 25% economic interest in the resulting foal. Compensatory Nominations shall be allocated to the Syndicate Manager as provided in Section 3.1, and additional Nominations shall be allocated as provided in Section 3.2 (collectively with the Owner’s Nominations, the “Normal Book”). A “Nomination” for purposes of this Agreement shall mean the right to breed one Thoroughbred mare to STRAIGHT NO CHASER in each breeding season. For purposes of this Agreement, a Nomination shall be considered used by an Owner if the Owner has a minimum ownership interest in the mare bred on such Nomination of twenty-five percent (25%) or the Owner has entered into a mare-share or foal share arrangement under the terms of which the Owner is to receive a minimum of twenty-five percent (25%) of the net proceeds from the mare being bred to STRAIGHT NO CHASER or of the ownership of the resulting foal. In the event the Syndicate Manager shall determine that STRAIGHT NO CHASER cannot be bred safely to a Normal Book of mares during any breeding season, all available Nominations shall be offered for sale on a best-efforts basis by the Syndicate Manager. If at the time of the declaration of a reduced book, a mare has already been bred with respect to an Owner’s Nomination, such party shall retain and be entitled to register any resulting offspring from such mating without payment of any stud fee in lieu of having such Nomination included in calculating the distribution of proceeds by the Syndicate Manager and in lieu of such Owner receiving any distribution for such breeding season.

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1.3 Expenses. Each Owner shall be obligated to pay its proportionate share of (a) the cost of breeding, maintenance and care of STRAIGHT NO CHASER, (b) the prevailing rate for Stallion keep, and (c) the advertising, promotional, and Nomination fees and other expenses incident to the operation of the Syndicate as provided herein. The Syndicate Manager may bill each owner in advance for its proportionate share of the Breeder’s Cup Nomination fees, as an expense of the Syndicate. Statements shall be furnished by the Syndicate Manager on a monthly, quarterly, or yearly basis as the Syndicate Manager may also elect. The Syndicate Manager may sell additional Nominations each year in order to defray current costs and future costs expected to be incurred on behalf of the Owners within the 12 months following the breeding season in lieu of billing the Owners.

1.4 Mare Status Notification. On or before September 1 of each breeding season, each Owner shall notify the Syndicate Manager of the final pregnancy status of each mare bred to STRAIGHT NO CHASER by such Owner or on a Nomination sold by the Owner.

1.5 Excess Book. Should the Syndicate Manager determine, after consultation and advice from the attending veterinarian, that STRAIGHT NO CHASER may be bred safely to mares in excess of the Normal Book, the Syndicate Manager shall determine the number of mares to which STRAIGHT NO CHASER may be bred. In each breeding season in which the Syndicate Manager shall determine to allow an excess book of mares to be bred to the Stallion, the Owner shall be entitled either to an allocation of bonus Nominations, to a proportionate share of the proceeds from the sale by the Syndicate Manager of bonus Nominations, or to a combination of one or more of the foregoing, all as determined annually by the Syndicate Manager. The Syndicate Manager may cancel or defer any portion of an excess book for any year in which the Syndicate Manager shall determine such action to be in the best interests of STRAIGHT NO CHASER.

1.6 Proceeds From Nominations. Proceeds from the sale of Nominations by the Syndicate Manager shall be distributed first to the Syndicate Manager and next to the Owners, pro rata based upon the number of their respective “Eligible Nominations.” An “Eligible Nomination” means any one of the following:

(a) In the case of the Syndicate Manager, the compensatory nominations described in Section 3.1;

(b) A Nomination, not to exceed one per breeding season, attributable to a Fractional Interest that is used by an Owner for the breeding of Owner’s mare, which mare is a “Qualified Mare” which has not been sold and which mare fails to produce a single live foal that can stand alone and nurse;

(c) In the case of a Nomination that is sold, transferred or assigned as provided in Section 4.2, where the holder of such Nomination shall elect in writing to offer the same for sale exclusively through the Syndicate Manager, which election must be made annually by such deadline as the Syndicate Manager shall establish by written notice to such persons. Each Eligible Nomination shall be assigned an equal amount equal to the average of the net Contract price for Nominations sold and collected by the Syndicate Manager up to the amount of the advertised stud fee, the Syndicate Manager may utilize up to five Nominations or proceeds therefrom for extraordinary promotions of STRAIGHT NO CHASER to the extent permitted by Section 3.3. Each Fractional Interest shall then be entitled to a pro rata share of the net proceeds remaining from the sale by the Syndicate Manager of excess book Nominations. The Syndicate Manager may at any time cancel or defer any portion of an excess book for any year in which the Syndicate Manager determines such action to be in the best interests of STRAIGHT NO CHASER.

2.	MARE’S SUITABILITY.

2.1 Requirements. Each mare to be bred to the Stallion shall be submitted for approval by the Syndicate Manager based upon its opinion of the quality of the mare, her physical fitness to breed and her confirmation, with consideration to the commercial appeal of the mare and her resulting foal if sold at public auction. If the mare is approved, the mare shall be considered a “Qualified Mare” if the mare is also (a) seventeen (17) years of age or younger at the start of the breeding season; (b) has been examined by a veterinarian after January 1 and found to be sound for breeding purposes; (c) is a maiden or has not been barren or failed to produce a live foal during more than one of the past two years immediately preceding the breeding season; and, (d) if pregnant on such January 1 and has a last breeding date prior to June 1. An Owner may use its Nomination for its own mare that is not approved by the Syndicate Manager, but in such event, the Syndicate Manager may, in its sole discretion, elect not to release the Stallion’s service certificate for such breeding prior to January 31 of the year any resulting foal turns two years old, and the Syndicate Manager may elect to exclude such Nomination from any distribution of proceeds pursuant to Section 1.6 above. With respect to each breeding, (a) no Owner shall be entitled to require that STRAIGHT NO CHASER be bred at any time or under any circumstances or conditions when to do so would be injurious to his health, fertility or future breeding capacity and (b) each mare offered for breeding shall be in sound condition and free from infection, and in each case, the determination of the Syndicate Manager, its supervising employee, or the attendant veterinarian, in such regard shall be final and binding.

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2.2 Substitutions; Covers. Once a mare has been covered by STRAIGHT NO CHASER in a breeding season, the Nomination for such mare shall be deemed to have been used. No other mare may be substituted for breeding in that breeding season unless the Syndicate Manager, in its sole discretion, approves substitution for (a) a mare certified to be dead or certified by a veterinarian to be both barren and unsound for breeding for the remainder of such breeding season or (b) other extraordinary circumstances. Without the consent of the Syndicate Manager, no mare may be covered on more than four (4) occasions in any breeding season.

3.	SYNDICATE MANAGER; COMPENSATORY NOMINATIONS.

3.1 The Syndicate Manager. STRAIGHT NO CHASER shall stand at stud under the supervision and management of the Syndicate Manager and initially shall stand at stud at WinStar Farm, Woodford County, Kentucky. The Syndicate Manager may be removed or STRAIGHT NO CHASER may be moved to stand during Northern Hemisphere breeding seasons outside Kentucky only with the affirmative vote of the Owners of eighty percent (80%) of the Fractional Interests. The Syndicate Manager may resign upon sixty (60) days’ written notice to the Owners, provided that such resignation shall not become effective during the period commencing on February 1 and ending on July 15 of any year. Upon resignation or removal of the Syndicate Manager, a successor may be elected by a vote of the Owners of a majority of the Fractional Interests. As compensation for services in each breeding season that STRAIGHT NO CHASER stands at stud under its management, the Syndicate Manager shall receive eight (8) free Nominations and Stallion keep at its customary rates.

3.2 Lifetime Breeding Rights. There are eight (8) lifetime breeding rights in and to the Stallion, three of which are reserved to MRH, two (2) of which are reserved to Dan Blacker, and one (1) of which is reserved to each of WinStar, Glen Hill and BSW. Each lifetime breeding right shall entitle the holder thereof to breed one (1) Thoroughbred mare to the Stallion in each Northern Hemisphere breeding season, without cost. The lifetime breeding rights shall not entitle the holder thereof to an ownership interest in the Stallion, nor the right to any income from sale or use of nominations to the Stallion, nor shall the holder be obligated for any expenses associated with the Stallion. In any breeding season that the lifetime breeding right holder is entitled to transfer a lifetime breeding right Nomination, the lifetime breeding right holder may sell the Nomination for that breeding season, provided, however, such Nomination shall not be sold or transferred for less than the then current advertised stud fee for the Stallion without the written consent of Syndicate Manager. On or before September 1 of each breeding season, the holder shall, or shall cause his nominee to, notify the Syndicate Manager of the final pregnancy status of each mare bred on a Nomination allocable to a lifetime breeding right. The Syndicate Manager shall have no obligation to sell or otherwise dispose of any Nomination. The Syndicate Manager shall have no liability to the owner of the lifetime breeding right for any accident, sickness, or disease contracted by STRAIGHT NO CHASER or by any mare in connection with breeding to STRAIGHT NO CHASER. Any transfer or sale of a lifetime breeding right shall be subject to a first right to purchase in favor of Owners in accordance with Section 4.3.

3.3 Allocation of Money; Promotional Fund; Statements. After the Syndicate Manager has made the payments to the holders of the Eligible Nominations in the Normal Book, and any Nominations assigned in an excess book (including the holder of the lifetime breeding rights for each Nomination the Syndicate Manager has agreed to offer for sale), as provided in Section 3.4, the Syndicate Manager may then apply proceeds and receipts (a) for payment of the costs of preparation of this Agreement and the syndication of STRAIGHT NO CHASER and other amounts paid and expenses incurred in accordance with this Agreement, (b) to establish reasonable reserves for payment of expenses anticipated within the following twelve (12) months, and (c) to establish a discretionary fund in an amount not to exceed the advertised stud fee multiplied by five (5) (but reduced by the number of Nominations from such breeding seasons that have been contributed for promotions). Additional funds from the sale of Nominations in an excess book that have not been allocated and stallion awards from the Breeder’s Cup and any state or similar program shall be paid to the Owners on a proportionate basis. The five (5) Nominations which may be contributed or the proceeds from which may be used for promotions of STRAIGHT NO CHASER shall be restricted for extraordinary promotions of STRAIGHT NO CHASER approved by the Syndicate Manager in its sole discretion, such as funding the purse for a race sponsored by WinStar or named after STRAIGHT NO CHASER, special advertising and promotions of STRAIGHT NO CHASER, contributing a Nomination for sale at an auction held to promote and fund a non-profit organization related to the Thoroughbred industry, and for acquisition of horses (or the rights to sell the same at public auction) if the Syndicate Manager, in its sole discretion, believes the sale of such horses would be detrimental to the reputation or auction averages of STRAIGHT NO CHASER. If a horse is acquired as part of the promotion, the Syndicate Manager is authorized to make a gift of such horse in whole or in part to any private person or an institution that agrees to assume future expenses for such horse, with the understanding that the horse will not be raced or slaughtered. MRH on behalf of itself and its affiliates grants to the Syndicate Manager a non-exclusive right and license to sell or gift memorabilia and to issue NFTs (Non-Fungible Tokens) including the image or likeness of the Stallion or name “STRAIGHT NO CHASER” and to create opportunities for fans to visit the Stallion for such remuneration, if any, as the Syndicate Manager in its sole discretion determines appropriate, with such remuneration to be collected by Syndicate Manager for the benefit of the Owners according to their pro-rata interest in the Stallion. The Syndicate Manager and Owners agree and acknowledge that all intellectual property rights arising from such activities or otherwise relating to the Colt are and shall be owned by MRH or its affiliates, and shall execute such assignments and other documentation as MRH may reasonably request to confirm such ownership. The Syndicate Manager and Owners further agree and acknowledge that nothing in this Agreement shall restrict MRH or its affiliates, including Experiential Squared, Inc., from utilizing intellectual property relating to the Colt for its own account and benefit. The five (5) Nominations which may be contributed or the proceeds from which may be used for promotions of STRAIGHT NO CHASER shall be non-cumulative from one breeding season to the next, but with five (5) such Nominations being available in each breeding season on the terms set forth in this Paragraph 3.3.

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3.4 Authority. The Syndicate Manager shall be entitled to determine the starting date and ending date for each breeding season and the maximum number of mares which may be covered by STRAIGHT NO CHASER in a breeding season. The Syndicate Manager shall be entitled to determine the policy to be established annually for the sale, allocation, and use of Nominations in an excess book. The Syndicate Manager shall have the right to establish a deadline for an Owner to authorize the Syndicate Manager to sell the Owner’s Nominations and have the same included in distributions pursuant to Section 1.6. The Syndicate Manager shall be entitled to determine the advertised stud fee required for nominating STRAIGHT NO CHASER to the Breeder’s Cup, and the fees to be charged for Nominations sold by the Syndicate Manager, which may vary depending on payment dates, guarantees provided and market conditions. The Syndicate Manager may agree to pay fees and commissions for actual services rendered, not exceeding five percent (5%), in connection with the sale of Nominations; provided, however, that no fees and commissions shall be payable to the Syndicate Manager or its affiliates. The Syndicate Manager may allow discounts to mare owners breeding multiple mares to stallions standing under the management of the Syndicate Manager, such discounts to be allocated pro rata in accordance with the advertised stud fee. The Syndicate Manager, acting in its reasonable discretion, shall also have the right to grant complimentary breedings to the Stallion in extraordinary circumstances. The Syndicate Manager shall have responsibility for the general supervision and management of STRAIGHT NO CHASER, including supervision and control of all breeding activities. The Syndicate Manager may move STRAIGHT NO CHASER to stand under its supervision and management at another farm located in Central Kentucky. The Syndicate Manager shall select and employ a veterinarian to attend STRAIGHT NO CHASER, shall determine when, on a fair and equitable basis, the mares to be serviced shall be so serviced and whether the mares and STRAIGHT NO CHASER are in suitable condition for breeding, shall keep or cause to be kept such records as are appropriate, and shall select such attorneys and accountants as may be required in the administration hereof. The Syndicate Manager shall select the bank accounts into which receipts are deposited and held, which accounts may pay interest for the sole account of the Syndicate Manager as additional compensation for its services. The Syndicate Manager shall expend on behalf of the Syndicate such sums as may be appropriate for the promotion and advertising of STRAIGHT NO CHASER. The Syndicate Manager in its sole discretion shall have authority to nominate STRAIGHT NO CHASER as the Stallion standing in North America to the program established by the Breeder’s Cup Limited and any similar national program determined by the Syndicate Manager to be to the benefit of STRAIGHT NO CHASER or the owners.

3.5 Southern Hemisphere. Unless Southern Hemisphere is otherwise specified herein, “breeding season” shall mean the Northern Hemisphere breeding season for purposes of this Agreement. During each Southern Hemisphere breeding season that the health and libido of STRAIGHT NO CHASER shall permit, the Syndicate Manager, with approval of Owners holding fifty-one percent (51%) or more of the Fractional Interests, may (a) allow STRAIGHT NO CHASER to cover mares at the stud where he stands in Central Kentucky for the account of the Owners, (b) arrange for STRAIGHT NO CHASER to be shipped to the Southern Hemisphere to cover mares for the account of the Owners under the supervision of stud farms affiliated with the Syndicate, (c) arrange for STRAIGHT NO CHASER to be shipped to the Southern Hemisphere under a lease or similar arrangement to stand at independent stud farms or (d) sell the rights to the Southern Hemisphere breeding qualities of STRAIGHT NO CHASER for the account of the Owners upon such terms and conditions as are agreed upon by the Syndicate Manager.

3.6 Standard of Care. The Syndicate Manager shall employ the degree of care customarily employed in Kentucky by persons who keep and breed Thoroughbred stallions. The Syndicate Manager shall not be liable for loss of, theft of, or injury to STRAIGHT NO CHASER unless it is established that the Syndicate Manager’s conduct has been grossly negligent. If an Owner has a policy of insurance in force with respect to its Fractional Interest, any recovery from the Syndicate Manager shall be reduced by any amount(s) recovered under such policy. Notwithstanding the foregoing, nothing in this Section 3.6 shall be construed as limiting the subrogation rights of an insurer of an Owner’s Fractional Interest. The Syndicate Manager shall not be responsible for any injury, disease or death of any mare resulting from breeding or attempting to breed to STRAIGHT NO CHASER. The Syndicate Manager shall have no obligation or responsibility to verify the identity of any mare presented for breeding, such responsibility being solely that of each Owner or its respective assigns.

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4.	TRANSFERS.

4.1 Auctions. No Fractional Interest and no Nomination may be offered for sale at public sale without the consent of the Syndicate Manager. For purposes of this Agreement, a public sale shall include all auctions (whether public, private or otherwise) and similar sales at which items are sold to the highest bidder, whether or not an auctioneer is present and whether the bidders are present or participate through telecommunications or make written bids as well as lists circulated or published by agents and dealers. With respect to permitted public sales, only one Nomination and only one Fractional Interest may be offered for sale by any one sales company (including all affiliates thereof) during any calendar month. Any Owner desiring to sell a Nomination or Fractional Interest at auction shall notify the Syndicate Manager of the time, date and place of auction at least thirty (30) days prior to the sale and shall designate the particular Fractional Interest or Nomination to be sold. Only Owners (including the Syndicate Manager as Owner) so notifying the Syndicate Manager shall be entitled to sell at auction, and should the Syndicate Manager receive notice with respect to more than one Fractional Interest or Nomination, the Syndicate Manager shall determine by lot which Fractional Interest and which Nomination may and which may not be sold at each auction sale.

4.2 Transfer of Nominations.  Subject to the provisions of the preceding Section and as provided herein, Nominations may be sold, exchanged or otherwise transferred or assigned, provided that (a) Nominations may not be accumulated from one breeding season to another, (b) written notice of such transfer must be given to the Syndicate Manager within ten (10) days of sale, and (c) any sale or transfer by an Owner who has not made payment in full of indebtedness secured by his Fractional Interest is subject to the conditions set forth in the security agreement creating the security interest. In the event the Syndicate Manager shall have been notified that a Fractional Interest is subject to a security interest, the Syndicate Manager may, but shall not be required to, refuse to record the transfer of any Nomination without the written approval of the person holding the security interest.

4.3 Fractional Interests; First Right to Purchase. Fractional Interests may (a) pass by inheritance or will, (b) be transferred by gift or sale to a member of the Owner's immediate family, (c) be transferred to or from any firm, partnership or other entity controlled by, or of which a twenty-five percent (25%) or greater interest is owned by the Owner and his immediate family or any of them, (d) be assigned and transferred of record to any successor corporation, partnership, trust, estate, or other entity which acquires the Owner or its assets by assignment, or operation of law, or otherwise, or (e) be assigned or transferred once by an Initial Owner, all without being subject to the first right to purchase as hereinafter described; provided, however, that in each case the Syndicate Manager shall be furnished with affidavits or other information acceptable to it that any proposed transfer is not subject to the first right to purchase within the terms of this Section. No other Fractional Interest or part thereof shall be sold without offering the remaining Owners and the Syndicate Manager the first right to purchase such interest. Any sale or transfer of a Lifetime Breeding Right shall also be subject to this First Right to Purchase, but by Initial Owners only. Any Owner who receives an offer to purchase a Fractional Interest which the Owner is willing to accept shall notify the Syndicate Manager in writing, stating the name of the proposed purchaser and providing a copy of the offer. The Syndicate Manager shall send the terms of the offer to purchase the Fractional Interest to the other Owners within one (1) business day of receiving same. The Owners shall then have seventy-two (72) hours within which to elect to purchase one (1) or more of such Fractional Interests that the Owner desires to sell at the same price and on the same terms; provided, however, that the Owners shall not be required to pay any fee or commission payable to a representative of the prospective buyer or a fee or commission in excess of five percent (5%) to a representative of the selling Owner. If more than one of the Owners desires to purchase the Fractional Interest being offered, the Owner entitled to purchase the Fractional Interest shall be determined by lot among such Owners, based on the number of Fractional Interest owned by them, respectively. The Owners and Syndicate Manager shall be furnished with affidavits or other acceptable information that a proposed transfer is not subject to the first right to purchase within the terms of this Section and regarding purchases of any partial interests in a Fractional Interest.

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4.4 Expenses; Taxes. In the event an Owner shall attempt to transfer a Fractional Interest at a time when Syndicate expenses have been incurred and the Owner has not then paid his proportionate share of such expenses, the transferee of such Fractional Interest shall assume and shall be required to pay as a condition of assuming all rights of ownership of such Fractional Interest, all outstanding expenses of the Syndicate attributable to the Fractional Interest being acquired. Each Owner shall be responsible for all sales, use and other taxes payable in connection with the use, sale or transfer of his Fractional Interest and Nominations attributable thereto. Each Owner shall either deposit with the Syndicate Manager the amount of all such taxes for remittance to the appropriate taxing authority or furnish to the Syndicate Manager such evidence of payment of, or exemption from, all such taxes as the Syndicate Manager shall reasonably request.

4.5 Effectiveness.  No transfer or attempted transfer of a Nomination or of a Fractional Interest by an Owner or assigns shall be effective as to the Syndicate Manager or the other Owners until such transfer shall have been recorded by the Syndicate Manager on the books and records maintained by the Syndicate Manager.

5.	RISK OF LOSS; INSURANCE.

5.1 Risk of Loss. Each Owner with respect to its Fractional Interest shall bear all risks of loss, including, without limitation, risk of mortality.

5.2 Infertility Insurance.   Syndicate Manager hereby warrants and represents to Owners that it has acquired a policy of First Year Congenital Infertility Insurance, including mortality and permanent infertility as a result of accident, sickness or disease on the Stallion, at standard rates from Stryde Group for each purchased Fractional Interest (s). Syndicate Manager cannot allow any purchaser of a Fractional Interest to obtain a separate policy of insurance for any risk of first year congenital infertility on the Stallion during the first year. The costs of the premium for the insurance coverage will be billed directly to each Owner by Stryde Group and each Owner shall be obligated to pay its pro rata share of the premium for such coverage. Syndicate Manager agrees that in the event of a claim under the foregoing policy of insurance, it shall pay to each Owner its pro rata share of the proceeds of such claim. Any Owner may decline to participate in such insurance.

5.3 Public Liability. The Syndicate Manager shall keep and maintain at the expense of the Owners a policy of public liability insurance in a reasonable amount insuring against loss or liability to any persons by reason of negligence of the Syndicate Manager, its agents, servants and employees, in the keep, maintenance, and standing of STRAIGHT NO CHASER.

5.4 Control. Certain insurance policy provisions purchased by the Owners may provide the insurance carriers with the right to exercise sole and absolute discretion concerning the control of STRAIGHT NO CHASER (including control of the treatment, location, use, retention and/or disposal of STRAIGHT NO CHASER) in the event of a claim. The Syndicate Manager shall not be bound by, and shall have no obligation or liability from failing to abide by, any such provisions. The Syndicate Manager may, however, in its sole discretion, nevertheless allow the insurance carriers to exercise such policy provisions relating to control and shall have no liability for or obligation with respect to any action taken by such carriers or their representatives. Nothing in this Section shall be construed to divest any Owner of its Fractional Interest.

6.	OPERATION OF THE SYNDICATE; RECORDS; POWERS

6.1 Meetings. The Syndicate Manager or the Owners of fifteen (15) or more Fractional Interests may call a meeting of Owners upon not less than ten (10) days written notice, to be held within Woodford County, Kentucky. The notice must state the date, time, place and purpose of the meeting. Each Owner shall be entitled to one vote for each Fractional Interest owned by him which may be cast in person or by agent or proxy, duly authorized in writing, an original of which shall be presented at the meeting for inspection. No subject matter shall be considered at any meeting unless notice thereof is included in the notice of such meeting. Except as otherwise provided herein, a majority vote shall decide all questions properly submitted, provided a majority of all Fractional Interests is present in person or represented by proxy at such meeting. Any action which may be taken at a meeting may be taken without a meeting if Owners of the required number of Fractional Interests vote by written instrument so to do.

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6.2 Jockey Club Documentation.  The Jockey Club certificate of foal registration for STRAIGHT NO CHASER shall be endorsed to the syndicate created hereby and delivered in accordance with the instructions of the Syndicate Manager. The Syndicate Manager shall maintain all records required by the Jockey Club relating to stallions and shall promptly submit to the Jockey Club all required reports as they become due. The Syndicate Manager shall also cause to be issued certificates required for the registration of foals sired by STRAIGHT NO CHASER to those entitled thereto and who are in compliance with this agreement. The Syndicate Manager may deliver stallion service certificates to sales companies in connection with attempts at collection of unpaid stud fees.

6.3 Registration of Ownership. The Syndicate Manager shall maintain syndicate records indicating ownership of each Fractional Interest. Upon receipt of written evidence of transfer of ownership of a Fractional Interest and such other evidence as the Syndicate Manager shall reasonably request, which shall include the agreement of the transferee to be bound by all the terms of this Agreement, the Syndicate Manager shall transfer ownership on the syndicate records. The Syndicate Manager may refuse to make any such transfer if the Syndicate Manager has been notified that the Fractional Interest is subject to a security interest unless the Syndicate Manager has also been furnished evidence that the transfer does not violate the terms of the security agreement creating such security interest.

6.4 Ownership. Each Fractional Interest shall be indivisible, but may be owned jointly by two or more parties in which event the Owners and the Syndicate Manager shall be entitled to deal with and to accept and rely upon and act upon any information, instructions or facts represented by any one of such persons. If a Fractional Interest is held by a corporation, partnership or similar entity, the Owners and the Syndicate Manager shall be entitled to deal with and accept and rely upon any information, instructions or facts represented by any officer of the corporation, manager of entity, general partner of a partnership, or other person having actual authority. Only a full Fractional Interest shall have any rights hereunder.

6.5 Records; Reports. The Syndicate Manager shall keep books and records of account which shall accurately reflect all receipts and disbursements for and on behalf of the Owners. The Syndicate Manager shall furnish to each Owner a statement reflecting the receipts and disbursements by and on behalf of the syndicate, which statement shall be either included with a quarterly statement for expenses or furnished on an annual basis. The Syndicate Manager shall furnish to each Owner, as soon as practical after the end of each breeding season, a statement showing the results of the breeding season. The Syndicate Manager shall make available at the offices of WinStar Farm in Woodford County, Kentucky or at the premises where STRAIGHT NO CHASER is kept on any business day between the hours of 10:00 a.m. and 4:00 p.m., local time, the books and records of this syndicate to any Owner who so requests by seventy-two (72) hours written notice. The Owners each acknowledge there is no expectation of privacy with respect to the ownership of a Fractional Interest in STRAIGHT NO CHASER, and the Syndicate Manager is authorized to send a list of Owners to any Owner requesting said information in good faith.

6.6 Confidentiality. The Owners agree to keep and maintain in confidence, except as may be required by law, the names and addresses of the Owners and all reports and other information provided or made available to them by the Syndicate Manager and not to disclose the same to anyone other than the respective employees, attorneys, financial advisors, and accountants for the Owners who agree to maintain such confidentiality. Any other dissemination of such information by any Owner to be any other person or entity not an Owner shall be grounds for the Syndicate Manager to withhold any future information that it would otherwise regularly distribute. Any Owner who is found to have disseminated any such information shall indemnify and hold harmless the Syndicate Manager and each of the other Owners against costs and expenses (including but not limited to attorney fees) and any liabilities (including but not limited to judgments, fines, penalties, and settlements) paid by or imposed against the Syndicate Manager or any of the Owners, in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, legislative, investigative, or other (including any appeal relating thereto) in which any such Owner is involved, whether as a party, witness, or otherwise, because he, she or it was responsible for disseminating such information in violation of this Section. Notwithstanding the foregoing, the Owners and Syndicate Manager acknowledge and understand that MRH has certain periodic reporting obligations under Rule 257 of the U.S. Securities Act of 1933, as amended (the “Securities Act’), which require disclosure and filing of this Syndicate Agreement and the material terms thereof as well as a duty to MRH’s members to provide such material updates from time-to-time as may be required by its governing documents.

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7.	RELATIONSHIP AND ACTIVITIES.

7.1 Relationships. The Owners agree that (a) their relationship shall be that of tenants in common of a chattel possession of which shall be as provided herein, and (b) the relationship of the Owners to the Syndicate Manager shall be that of principal and agent, with the agency of the Syndicate Manager being one that is coupled with an interest in STRAIGHT NO CHASER. The Owners waive any right which they may otherwise have to demand the partition or sale for partition of STRAIGHT NO CHASER and agree that the sole and adequate means by which any Owner may divest himself of his interest in STRAIGHT NO CHASER shall be by the transfer of his Fractional Interest.

7.2 Powers of Attorney. Each Owner authorizes and empowers the Syndicate Manager and constitutes and appoints the Syndicate Manager as the Owner’s agent and attorney-in-fact, (a) to do and file on behalf of such Owner such things as the Syndicate Manager shall deem necessary or appropriate with The Jockey Club, and (b) to execute such elections as may be required by the taxing authorities of the United States and as may be herein provided.

7.3 Tax Election.  It is not the purpose or intention of this Agreement to create, and this Agreement shall not be considered as creating a joint venture, partnership or other relationship whereby any party shall be held liable for the omissions or commissions of any other party; but, if for federal tax purposes this Agreement or the relationship established hereby and the operations hereunder are regarded as a partnership as that term is defined in the Internal Revenue Code of 1986, then the Owners hereby elect not to be treated as a partnership and to be excluded from the application of all provisions of Subchapter K, Chapter 1, subtitle A of such Code. In making this election, each and every Owner acknowledges that the income derived from him by reason of his ownership of a Fractional Interest can be adequately determined without the necessity for any computation of partnership taxable income, and all such Owners agree not to give notices or take any other action inconsistent with the election hereby made. In the event that for whatever reason, the Internal Revenue Service shall require that computations be made pursuant to Subchapter K, the Initial Owner and each other Owner elects, and as a condition of remaining an Owner agrees, (a) to have depreciation determined pursuant to Section 704(c)(3) as though undivided interests had been contributed by each Owner and, in the case of a transfer of a Fractional Interest to have the basis of STRAIGHT NO CHASER adjusted in accordance with the provisions of Section 743 of the Internal Revenue Code of 1986, and authorizes the Syndicate Manager to file such election in accordance with Section 754 of such Code, (b) to have each other item of expense allocated as provided in this Agreement and (c) to have each item of income, in the case of a Nomination, allocated to the Owner entitled to use the same, and in the case of cash, allocated to the Owner to whom paid or credited.

7.4 Other Activities. The Syndicate Manager shall not be required to devote itself exclusively to its duties hereunder. The Syndicate Manager shall be expressly permitted to conduct any other business activities and to accept any other engagements, including, without limitation, the management of other stallions, the purchase, sale, racing and breeding of Thoroughbreds, or any one or more of them.

8.	DEFAULT AND SECURITY.

8.1 Defaults.  The Syndicate Manager shall have an agricultural lien upon and a security interest in any Fractional Interest as to which any portion of the amounts billable to Owners hereunder and so billed have not been paid. The Syndicate Manager may assess a service charge of two percent (2%) per month, payable monthly, upon any amounts billed to an Owner which remain unpaid for ten days. The Syndicate Manager shall be entitled to commence legal action upon ten (10) days’ prior written notice to an Owner, the date of such notice being the date upon which the cause of action for nonpayment shall be deemed to occur. In the event the default shall continue for a period of twelve (12) months, commencing on the last day of the first quarter for which the Owner shall be in arrears, the Syndicate Manager shall be entitled to sell the Fractional Interest, as agent and attorney-in-fact, for the Owner who is so in default. In addition, the Syndicate Manager may cast all votes, may withhold stallion service certificates, and may refuse to permit a mare to be bred on any season attributable to a Fractional Interest, the Owner of which is (a) more than two calendar quarters in arrears on amounts payable by such Owner; or (b) is in default of an installment of principal or interest on the purchase price for the Fractional Interest; or (c) who fails to furnish evidence, acceptable to the Syndicate Manager, either (i) that the use of any Nomination by the Owner or his assignee is not subject to any sales and use taxes or other taxes imposed by the Commonwealth of Kentucky or other governmental entity having jurisdiction, or (ii) that all such taxes have been paid.

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8.2 Arbitration. Except for a proceeding instituted to enforce a lien or security interest and collect amounts secured thereby, if a disagreement exists among the Owners or between one or more of the Owners and the Syndicate Manager concerning STRAIGHT NO CHASER or relating to the relationships, rights, duties, or obligations hereunder (a “Dispute”), any one of the disputants may require the other parties to submit the Dispute to arbitration. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures:

8.2.1 All proceedings before the arbitrators shall be held in the principal city of the county or state having jurisdiction over the location where STRAIGHT NO CHASER stands at stud or such other more convenient location as the arbitrators may select.

8.2.2 The arbitration shall be held before a panel of three arbitrators, one designated by the Syndicate Manager, one designated by the Owner or the Owners of the Fractional Interest or Interests the rights and obligations of which form the basis for the Dispute, and one selected by the first two arbitrators so designated.

8.2.3 The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrators.

8.2.4 The award rendered by the arbitrators shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

8.2.5 The existence and resolution of the arbitration shall be kept confidential by the Syndicate Manager and the Owners and by the arbitrators except as required by law or may be necessary in connection with the enforcement of the award.

8.3 Jurisdiction, etc.  No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Agreement or in connection with STRAIGHT NO CHASER or the operation hereof other than an action specified in Section 8.1 may be commenced more than one (1) year after the event giving rise to such cause of action shall have occured. Each Owner agrees to hold harmless each other Owner and the Syndicate Manager from any costs, expenses and liabilities resulting from a breach or alleged breach of one or more representations or warranties made in connection with the sale or transfer of a Fractional Interest by such Owner. Each Owner and the Syndicate Manager consents to the jurisdiction of all courts located within the United States of America for the purpose of enforcing the agreement to arbitrate and for the purpose of enforcing any award or finding made by the arbitrators and also consents to the venue of any such action or proceeding in such courts (all parties hereby waiving any defense of forum non conveniens.)

9.	MISCELLANEOUS.

9.1 Proportionate. “Proportionate” when used herein with respect to any Owner shall mean the percentage determined by dividing the number of Fractional Interests owned by such Owner by the total number of Fractional Interests (i.e., 48).

9.2 Headings; Separability.  Article, section and paragraph headings and the table of contents are for convenience only and shall not affect the construction hereof. In case any provision shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

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9.3 Disclosure and Waiver of Conflicts. In connection with the preparation of this Agreement, the Owners acknowledge and agree that: (i) the attorney that prepared this Agreement ("Attorney") acted as legal counsel to the Syndicate Manager; (ii) the Owners have been advised that the interests of the Owners may be opposed to each other and, accordingly, the Attorney's representation of the Syndicate Manager may not be in the best interests of the other Owners; and (iii) acknowledge that they have been advised to retain separate counsel and, if they have not done so, have waived their right to do so; and (iv) jointly and severally forever waive any claim that the Attorney's representation of the Syndicate Manager or any one of them constitutes a conflict of interest.

9.4 Termination; Modification. STRAIGHT NO CHASER may be sold and this Agreement and the Syndicate created hereunder may be terminated, canceled, altered, amended or modified with the affirmative vote of Owners who hold a majority of the Fractional Interests with respect to Southern Hemisphere issues as provided in Section 3.5 and otherwise of Owners who hold at least eighty percent (80%) Fractional Interests; provided, however, in connection with a termination, cancellation, alteration, amendment, or modification of this Agreement or the sale of STRAIGHT NO CHASER:  (a) if Owners vote to approve a sale of STRAIGHT NO CHASER any Owner voting to sell shall first offer its Fractional Interests to the Syndicate Manager at a price equal to the proportionate sales price for STRAIGHT NO CHASER in the manner and on the terms provided in Section 4.3; (b) if such sale will result in the Stallion being relocated outside North America, the lifetime breeding rights in Section 3.2 shall terminate; (c) if such sale will result in the Stallion continuing to stand in North America, the lifetime breeding rights shall remain in effect or be terminated in consideration of the receipt of one percent (.05%) of the net sales proceeds for each lifetime breeding right, all at the option of the Syndicate Manager; (d) the Syndicate Manager shall be entitled to a fee equal to five percent (5%) of the sales price for STRAIGHT NO CHASER or such Fractional Interests if the first offer is accepted; and (e) the obligations and duties of any incumbent syndicate manager may not be increased without its consent. If not sooner terminated, the Syndicate will terminate automatically on December 31, 2075.

9.5 Notices. Notices required hereunder to be given to the Owners shall be effective and binding if sent by prepaid United States mail, email, telegram, mailgram, facsimile, cablegram, delivery service, or delivered in person to the address of the respective Owner, as the address is shown on the syndicate records maintained by the Syndicate Manager, and notices to the Syndicate Manager shall only be effective and binding upon the actual and timely receipt thereof by the Syndicate Manager.

9.6 Binding Effect/ Effective Date. This Agreement and each and every provision hereof shall be binding upon and shall inure to the benefit of the parties to this Agreement, and all other persons who acquire a Fractional Interest or the right thereto, the respective partners thereof where any such party or person is a partnership, and their respective heirs, personal representatives, administrators, successors, assigns and transferees, whether with or without consideration. This Agreement is being signed by the Initial Owners and the Syndicate Manager as of the “Effective Date” of this Agreement, with the understanding and agreement that this Agreement shall be in effect as of the Effective Date. The “Effective Date” shall be the date upon which STRAIGHT NO CHASER is permanently retired from racing and delivered to the Syndicate Manager.

9.7 Controlling Law. This Agreement, as well as all the instruments executed with respect to or pertaining to any right or interest created hereunder, shall be governed by and construed in accordance with the prevailing law of the Commonwealth of Kentucky.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement.

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IN WITNESS WHEREOF each of the parties has signed, or caused to be signed on their behalf, on the following page, this Agreement all as of the Effective Date herein.

INITIAL OWNERS:

WinStar Farm, LLC

By: _______________________________

MY RACEHORSE CA LLC, Series Margarita Friday 19

By: Experiential Squared, Inc., a

Delaware corporation

Its: Manager

By:________________________

Name: Michael Behrens

Title: Chief Executive Officer

Glen Hill Farm, LLC

By: ________________________________

Its: ________________________________

BSW Bloodstock, LLC

By: ________________________________

Its: ________________________________

SYNDICATE MANAGER:

WinStar Farm, LLC

By: _______________________________

OWNER: __________________________

By: _______________________________

Title: ______________________________

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